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                                                                    EXHIBIT 99.1

                             [COSTILLA LETTERHEAD]


NEWS FOR IMMEDIATE RELEASE

             COSTILLA ENERGY SUBMITS PROPOSED PLAN OF REORGANIZATION

MIDLAND, Texas, February 11, 2000 - Costilla Energy, Inc. (OTC Bulletin Board:
COSEQ) today reported that it has filed a proposed plan of reorganization with the U.S. Bankruptcy Court for the Western District of Texas, Midland Division, in accordance with Chapter 11 of the United States Bankruptcy Code. The reorganization plan, which is subject to approval by the Bankruptcy Court, sets forth the means for addressing claims and interests in the Company.

Under the proposed plan, Costilla's existing common and preferred stock will be cancelled and will receive no distributions. Holders of the Company's $180 million of 10 1/4 % Senior Notes due 2006, and other unsecured creditors will receive New Common Stock representing 100% ownership of the reorganized company. The Company's bank credit facility will be treated as a secured claim which may be satisfied by either refinancing provided by other parties or a renewal note with the existing bank group. Any allowed claim related to the Company's commodity hedging contracts will be treated as a secured claim that may be paid either by refinancing provided by other parties or through the issuance of a renewal note by the claimant.

Consummation of the proposed plan of reorganization will require approval of the U.S. Bankruptcy Court. There are no assurances that the Company's plan of reorganization will be approved or when the effective date of a plan will be set. The Company intends to file a disclosure statement relating to the plan of reorganization on or before February 29, 2000.

Costilla Energy, Inc. is an independent oil and gas company with operations primarily in the Gulf Coast region of South Texas and the Permian Basin of West Texas and Southeastern New Mexico.

Certain statements in this news release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors which may cause the actual results, performance, or achievements of Costilla Energy, Inc. to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: the volatility of oil and gas prices; the Company's ability to replace its oil and gas reserves; the availability of capital resources; the reliance upon estimates of proved reserves; operating hazards and uninsured risks; competition; government regulation; and the ability of the Company to implement its business strategy. Additional information is available in the Company's filings with the Securities and Exchange Commission, which are incorporated by this reference as though fully set forth herein.